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                                                                    EXHIBIT 5.01


                      [MORRISON & FOERSTER LLP LETTERHEAD]


                                December 7, 2001


Atrix Laboratories, Inc.
2579 Midpoint Drive
Fort Collins, Colorado 80525

         Re: Issuance and Sale of Common Stock

Ladies and Gentlemen:

         We have acted as your counsel in connection with the Registration Statement on Form S-3, as amended (File No. 333-55634), filed by you with the Securities and Exchange Commission (the "Commission") relating to the registration under the Securities Act of 1933 (the "Act") of 4,000,000 shares of your common stock, $.001 par value per share. We have also acted as your counsel in connection with the Registration Statement on Form S-3 (File No. 333-74702)(Registration Statement No. 333-55634 and Registration Statement No. 333-74702 are collectively referred to herein as the "Registration Statements"), filed by you with the Commission pursuant to Rule 462(b) under the Act relating to the registration of 99,750 additional shares of your common stock. Further, we have acted as your counsel in connection with the preparation of the related Prospectus dated June 5, 2001 (the "Prospectus"), and the Prospectus Supplement dated December 7, 2001 (the "Prospectus Supplement") relating to the issuance of 565,000 shares of the your common stock, $.001 par value, plus 84,750 shares of your common stock issuable upon the exercise of an over-allotment option (the "Shares").

         In connection therewith, we have reviewed the Registration Statements, the Prospectus and the Prospectus Supplement and certain of your corporate records, documents, instruments and proceedings taken in connection with the authorization and issuance of the Shares, and such other factual and legal matters as we have deemed necessary for purposes of rendering the opinion set forth herein.

         We have assumed the genuineness of the signatures on and the authenticity of all documents submitted to us as originals and the conformity to original documents submitted to us as certified or photostatic copies. We also have relied upon the accuracy, as to matters of fact, of your officers. We have relied on your records and have assumed the accuracy and completeness thereof.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and sold in the manner described in the Registration Statements and the related Prospectus and Prospectus Supplement, will be validly issued, fully paid and nonassessable.


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         We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Delaware and the federal laws of the United States of America, as in effect on the date hereof.

         We hereby consent to the filing of this opinion as an exhibit to your filings with the Commission made in connection with the issuance and sale of the Shares.

                                        Very truly yours,

                                        /s/ Morrison & Foerster LLP

                                        Morrison & Foerster LLP